UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 15, 2005

Date of Report (Date of earliest event reported)

GlobalSCAPE, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30617	74-2785449
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6000 Northwest Parkway, Suite 100

San Antonio, Texas 78249

(210) 308-8267

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 15, 2005, GlobalSCAPE, Inc. (the “Company”) entered into an Employment Agreement with Charles R. Poole, President and Chief Operating Officer and a director of the Company (the “Employment Agreement”).  Mr. Poole has been the President and Chief Operating Officer and a director of the Company since February 2004.  As of June 15, 2005, Mr. Poole beneficially owned 122,166 shares of the Company’s common stock, which includes 49,500 shares issuable upon exercise of presently exercisable option or options exercisable within 60 days of June 15, 2005.  Mr. Poole’s beneficial stock ownership represents less than 1% of the Company’s issued and outstanding common stock.

The material terms and conditions of the Employment Agreement are as follows:

1.                                       The term of Mr. Poole’s employment under the Employment Agreement begins July 1, 2005 and continues until December 31, 2008, unless terminated earlier, with or without cause, upon notice by either party or upon Mr. Poole’s death or disability.

2.                                       Mr. Poole will receive a bi-weekly base salary of at least $5,769.69, less $962.00 which will be deposited by the Company into an investment account held in the Company’s name (the “Deferred Pay Account”).  The bi-weekly base salary will increase each July 1st beginning July 1, 2006 during the term of the Employment Agreement by $962.00, provided, however that such increase will also be deposited in the Deferred Pay Account.  Amounts in the Deferred Pay Account will be distributed to Mr. Poole on December 31, 2008, or upon Mr. Poole’s death, disability or termination of his employment due to a change in control.

3.                                       On a quarterly basis, no later than the first payroll following completion of a quarterly review or annual audit, as applicable, of the Company’s most recently completed quarter, the Company will pay Mr. Poole a bonus equal to 2% of the amount of net income reflected on the Company’s operating statements for such completed quarter.  If Mr. Poole’s employment is terminated prior to the end of a quarter, no bonus will accrue for such quarter.  The Employment Agreement also provides for certain benefits related to group health, life and disability programs, participation in the Company’s 401(k) and any other retirement or savings plans made available to the Company’s other executives and officers, and the reimbursement of expenses related to the performance of Mr. Poole’s duties.

4.                                       If Mr. Poole’s employment is terminated prior to December 31, 2008, then:

(i)                                     the Company will pay and provide to Mr. Poole separation payments and benefits as are then customary for the Company to grant to other employees whose employment is terminated under similar circumstances, if any;  and

(ii)                                  if the termination of Mr. Poole’s employment was due to his death or disability, or in connection with a change in control, then the Company will also pay all amounts in the Deferred Pay Account (including any interest or other investment income) as of the date of termination to Mr. Poole; and

(iii)                               if the Company terminates Mr. Poole in connection with a change in control, then the Company will also pay Mr. Poole an additional amount equal to the amount of deposits that would have been made to the Deferred Pay Account for the remaining term of the Employment Agreement, with no present value deduction.

If Mr. Poole’s employment is terminated for any reason other than due to his death or disability or a change in control, then the Company will retain all amounts in the Deferred Pay Account.

5.                                       Mr. Poole received a grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended for 300,000 shares of the Company’s common stock, par value $0.001 per share, at a price of $0.31 per share.  The options vest 33% on each of the first and second anniversary of the date of grant and 34% on the third anniversary of the date of grant.  Notwithstanding the foregoing, the options become fully vested and exercisable upon certain change in control events.  The options expire on the day before the 10th anniversary of the date of grant.  Mr. Poole may exercise the options by giving written notice to the Company and paying the purchase price prescribed for the shares to be acquired pursuant to the exercise.  Payment of the purchase price for any shares purchased pursuant to the options must be made in accordance with the provisions of the plan governing the options.  The options may not be transferred except (i) by will or the laws of descent and distribution or (ii) pursuant to the terms of a qualified domestic relations order, and, during Mr. Poole’s lifetime, may be exercised only by Mr. Poole or his legally authorized representative.

The Employment Agreement also contains customary covenants by Mr. Poole regarding assignments of inventions, confidentiality, non-competition and non-solicitation of employees and customers of the Company.

Item 9.01 Financial Statements and Exhibits.

(c)                    Exhibits.

10.1                           Employment Agreement made June 15, 2005 to be effective July 1, 2005, between GlobalSCAPE, Inc. and Charles R. Poole.

10.2                           Incentive Stock Option Agreement made June 15, 2005 between GlobalSCAPE, Inc. and Charles R. Poole.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GlobalSCAPE, Inc.

Dated: June 15, 2005

By:	/s/	Charles R. Poole
Charles R. Poole, President and COO